Exhibit 10.14

          The persons listed below have entered into Executive Severance Agreements with the Company. The form Executive Severance Agreement previously filed contains certain blanks to be completed for each person. The information listed below is inserted into the blanks for the respective person's Executive Severance Agreement.

	Salary Multiplier Rate (Section 4(a)(4))	Termination Period (Section 1(n))	Change of Control Continuation Period (Section 2)

Timothy J. O'Donovan	3	3 years	36 months
Steven M. Duffy	3	3 years	36 months
Stephen L. Gulis, Jr.	3	3 years	36 months
Blake W. Krueger	3	3 years	36 months
William J. B. Brown	2	2 years	24 months
Arthur G. Croci	2	2 years	24 months
Richard C. DeBlasio	2	2 years	24 months
V. Dean Estes	2	2 years	24 months
Jacques Lavertue	2	2 years	24 months
Thomas P. Mundt	2	2 years	24 months
Nicholas P. Ottenwess	2	2 years	24 months
Robert J. Sedrowski	2	2 years	24 months
Spencer E. Zimmerman	2	2 years	24 months
James D. Zwiers	2	2 years	24 months